Exhibit 10.1

EXECUTION VERSION

CREDIT SUISSE SECURITIES (USA) LLC Eleven Madison Avenue New York, NY 10010	CREDIT SUISSE AG Eleven Madison Avenue New York, NY 10010

CONFIDENTIAL

July 19, 2014

AK Steel Holding Corporation

AK Steel Corporation

9227 Centre Pointe Drive

West Chester, Ohio 45069

Attention: Roger K. Newport

PROJECT 711

$730,000,000 Senior Unsecured Bridge Facility

Commitment Letter

Ladies and Gentlemen:

AK Steel Corporation (the “Borrower”) and AK Steel Holding Corporation (“Holdings” and, together with the Borrower, “you”) have advised Credit Suisse AG (acting through such of its affiliates or branches as it deems appropriate, “CS”) and Credit Suisse Securities (USA) LLC (“CS Securities” and, together with CS and their respective affiliates, “Credit Suisse”, “we” or “us”) that you intend to acquire (the “Acquisition”) all of the units of membership interests of Severstal Dearborn, LLC, a Delaware limited liability company (the “Company”) from Severstal Columbus Holdings, LLC, a Delaware limited liability company (the “Seller”) pursuant to that certain Membership Interest Purchase Agreement, dated July 18, 2014, among the Seller, Severstal US Holdings LLC, the Company and the Borrower (the “Acquisition Agreement”), and in connection therewith pay fees and expenses incurred in connection with the Transactions (as defined below) (the “Transaction Costs”). You have further advised us that, in connection therewith, Holdings or the Borrower will (i) seek to issue senior unsecured notes (the “Notes”) and shares of Holdings’ common stock (the “Stock”) generating aggregate proceeds of $730,000,000 and (ii) to the extent the Borrower is unable to issue the Notes and/or the Stock on or prior to the Closing Date, borrow up to $730,000,000 in aggregate principal amount of senior unsecured loans under the senior unsecured credit facility (the “Facility”) described in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the “Term Sheet”), as such amount may be reduced in accordance with “Mandatory Prepayments and Commitment Reductions”. The foregoing transactions described in this paragraph are collectively referred to herein as the “Transactions”. Capitalized terms used but not defined herein have the meaning assigned to such terms in the Term Sheet.

Commitment Letter

1. Commitments.

In connection with the foregoing, CS (in such capacity, the “Initial Bridge Lender”) is pleased to advise you of its commitment to provide the entire principal amount of the Facility, upon the terms and subject to the conditions set forth in this commitment letter (including the Term Sheet and other attachments hereto, this “Commitment Letter”); provided that the amount of the Facility and the aggregate commitments with respect thereto shall be automatically reduced at any time on or after the date hereof as set forth in the section titled “Mandatory Prepayments and Commitment Reductions” in the Term Sheet.

2. Titles and Roles.

You hereby appoint (a) CS Securities to act, and CS Securities hereby agrees to act, as bookrunner and lead arranger for the Facility, and (b) CS to act, and CS hereby agrees to act, as sole administrative agent for the Facility upon the terms and subject to the conditions set forth in this Commitment Letter. Each of CS Securities and CS, in such capacities, will perform the duties and exercise the authority customarily performed and exercised by it in such roles.

You shall have the right (the “Designation Right”), on or prior to the date that is 10 days after the date of this Commitment Letter, to appoint up to two additional lead arrangers and bookrunners and an unlimited number of additional managers, agents and co-agents, and to confer other titles in respect of the Facility (any such agent, co-agent, co-arranger, manager or holder of another title, an “Additional Committing Lender”), in each case in a manner and with economics determined by you; provided that (a) each Additional Committing Lender will assume a portion of the commitments of the Facility that is equal to the proportion of the applicable economics allocated to such Additional Committing Lender (and the commitments of the Initial Bridge Lender with respect to such portion of the Facility will be reduced), (b) CS shall be entitled to no less than 60% of the economics of the Facility and (c) the economics allocated to each Additional Committing Lender in respect of its commitment shall not exceed its percentage of the commitments hereunder.

CS Securities will appear on the top left of the cover page of all marketing materials for the Facility and will hold the roles and responsibilities conventionally understood to be associated with such name placement. Except as set forth above, no other agents, co-agents, lead arrangers, co-arrangers, bookrunners, managers or co-managers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letters referred to below) will be paid in connection with the Facility unless you and we shall so agree.

3. Syndication.

CS Securities reserves the right prior to and/or after the execution of definitive documentation for the Facility, to syndicate all or a portion of CS’s commitment with respect to the Facility to a group of banks, financial institutions and other institutional lenders (together with CS and the Additional Committing Lenders, the “Lenders”) identified by us in consultation with you, and you agree to provide CS Securities with a period of at least 10 consecutive business days following receipt by CS Securities (which receipt CS Securities shall immediately acknowledge to the Borrower) of the information reasonably requested by CS Securities (on or prior to the date hereof) from the Borrower in order for CS Securities to prepare the Information Materials (as defined below) to syndicate the Facility (provided that such period shall either (i) be completed, and the Closing Date shall have occurred, on or prior to August 15, 2014, (ii) commence on or after September 2, 2014 and be completed, and the Closing Date shall have occurred, on or prior to November 21, 2014, (iii) commence on or after December 1, 2014 and be completed, and the Closing Date shall have occurred, on or prior to December 19, 2014 or (iv) commence on or after January 5, 2015). We intend to commence syndication efforts promptly upon the execution of

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this Commitment Letter, and you agree to actively assist us in completing a syndication that is reasonably satisfactory to us and you until the earliest of (x) the termination of the syndication as determined by CS Securities, (y) the consummation of a Successful Syndication (as defined in the Facility Fee Letter), and (z) 60 days after the Closing Date (such period, the “Syndication Period”). Such assistance shall include (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit materially from your existing lending and investment banking relationships and the existing lending and investment banking relationships of the Company, (b) direct contact between senior management, representatives and advisors of you (and, to the extent consistent with the Acquisition Agreement, your using commercially reasonable efforts to cause direct contact between senior management, representatives and advisors of the Company) and the proposed Lenders at mutually agreed upon times and locations, (c) assistance by you (and, to the extent consistent with the Acquisition Agreement, your using commercially reasonable efforts to cause the Company to assist) in the preparation of a Confidential Information Memorandum for the Facility and other customary marketing materials and presentations to be used in connection with the syndication (the “Information Materials”), (d) your providing or causing to be provided a reasonably detailed business plan or projections of Holdings and its subsidiaries for the years 2014 through 2020 and for the seven quarters beginning with the second quarter of 2014, in each case in form and substance satisfactory to CS Securities, (e) your ensuring (or, in the case of the Company and its subsidiaries, your using commercially reasonable efforts to ensure that), during the Syndication Period, there shall be no other issues of debt securities or commercial bank or other credit facilities of Holdings, the Company or their respective subsidiaries being announced, offered, placed or arranged (other than (i) the Notes, (ii) indebtedness permitted to be incurred under the Acquisition Agreement, (iii) any industrial revenue bonds, (iv) any mortgage, capitalized leases or purchase money financings, (v) any credit extensions and commitments under the Existing Credit Agreement (including any amendment, restatement, modification, replacement or other refinancing thereof (provided, that any syndication thereof shall be in consultation with CS Securities) that results in an increase to the commitments and outstanding loans thereunder by an aggregate principal amount not to exceed $600,000,000), (vi) any other revolving credit indebtedness incurred in the ordinary course of business of the Company or Holdings and its subsidiaries for capital expenditures and working capital purposes and (vii) other indebtedness approved by CS Securities (collectively, the “Clear Markets Permitted Debt”)) without the prior written consent of CS Securities, if such issuance, offering, placement or arrangement could reasonably be expected to impair the primary syndication of the Facility, (f) using your commercially reasonable efforts to procure prior to the launch of the syndication a public corporate credit rating from Standard & Poor’s Ratings Service (“S&P”) and a public corporate family rating from Moody’s Investors Service, Inc. (“Moody’s”), in each case with respect to the Borrower (but no specific rating in either case), and public ratings for each of the Facility (if requested by the Lenders or us) and the Notes (but no specific rating) from each of S&P and Moody’s and (g) the hosting, with CS Securities, of a reasonable number of meetings of prospective Lenders at mutually agreed upon times and locations. Notwithstanding CS Securities’ right to syndicate the Facility and receive commitments in respect thereof, but without limiting your obligation to assist with the syndication efforts as set forth herein (but subject to the provisions of Section 2 above), (i) CS shall not be relieved, released or novated from its obligations hereunder (including its commitments hereunder) in connection with any syndication, assignment or participation of the Facility, including its commitments in respect thereof, until after the funding of the Facility on the Closing Date has occurred, (ii) no assignment or novation shall become effective (as between you and us) with respect to all or any portion of CS’s commitment in respect of the Facility until the funding on the Closing Date and (iii) CS’s commitments hereunder are not conditioned upon the Borrower’s compliance with the foregoing or the commencement, conduct or completion of the syndication of the Facility or the completion of a Successful Syndication.

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You agree, at the reasonable request of CS Securities, to assist in the preparation of a version of the Information Materials to be used in connection with the syndication of the Facility, consisting exclusively of information and documentation that is either (a) publicly available (or contained in the prospectus or other offering memorandum for the Notes) or (b) not material with respect to Holdings, the Company or their respective subsidiaries or any of their respective securities for purposes of foreign, United States Federal and state securities laws (all such Information Materials being “Public Lender Information”). Any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information”. Before distribution of any Information Materials, you agree to execute and deliver to CS Securities, (i) a customary letter in which you authorize distribution of the Information Materials to Lenders’ employees willing to receive Private Lender Information and (ii) a separate customary letter in which you authorize distribution of Information Materials containing solely Public Lender Information and represent that such Information Materials do not contain any Private Lender Information, which letter shall in each case include a customary “10b-5” representation. You further agree that each document to be disseminated by CS Securities to any Lender in connection with the Facility will, at the reasonable request of CS Securities, be identified by you as either (A) containing Private Lender Information or (B) containing solely Public Lender Information. You acknowledge that the following documents contain solely Public Lender Information (unless you notify us promptly prior to their intended distribution that any such document contains Private Lender Information): (1) drafts and final definitive documentation with respect to the Facility, including term sheets; (2) administrative materials prepared by Credit Suisse for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda); (3) notification of changes in the terms of the Facility; and (4) other materials (excluding the Projections (as defined below)) intended for prospective Lenders after the initial distribution of Information Materials.

CS Securities will manage all aspects of any syndication in consultation with you, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders, any naming rights and the amount and distribution of fees among the Lenders. To assist CS Securities in its syndication efforts, you agree promptly to prepare and provide (and to use commercially reasonable efforts to cause the Company promptly to provide) to CS Securities all information with respect to Holdings, the Company and their respective subsidiaries, the Transactions and the other transactions contemplated hereby, including all financial information, projections and other forward-looking information (collectively, the “Projections”), as CS Securities may reasonably request.

4. Information.

You hereby represent and warrant (with respect to written factual information relating to the Company and its subsidiaries, to your actual knowledge) that (a) all written factual information other than the Projections and information of a general economic or industry nature (the “Information”) that has been or will be made available to Credit Suisse by or on behalf of you or any of your representatives is or will be, when furnished and when taken as a whole, correct in all material respects and does not or will not, when furnished and when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to Credit Suisse by or on behalf of you or any of your representatives have been or will be prepared in good faith based upon assumptions that are reasonable at the time made and at the time the related Projections are made available to Credit Suisse (it being

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understood that such Projections are as to future events and are not to be viewed as facts and are subject to significant uncertainties and contingencies and that no assurance can be given that any particular Projections will be realized). You agree that if at any time prior to the later of (i) the Closing Date and (ii) the last day of the Syndication Period, any of the representations in the preceding sentence would be incorrect (to your actual knowledge with respect to Information and Projections relating to the Company and its subsidiaries), in any material respects if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information and the Projections so that such representations will be correct in all material respects under those circumstances. In arranging and syndicating the Facility, we will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.

5. Fees.

As consideration for CS’s commitment hereunder, and our agreements to perform the services described herein, you agree to pay to CS Securities and CS the fees set forth in this Commitment Letter, the Fee Letter dated the date hereof and delivered herewith with respect to the Facility (the “Facility Fee Letter”) and the Agent Fee Letter dated the date hereof and delivered herewith with respect to the Facility (the “Agent Fee Letter” and, together with the Facility Fee Letter, the “Fee Letters”).

6. Conditions Precedent.

CS’s commitment hereunder, and our agreements to perform the services described herein, are subject solely to (a) there shall not have occurred any event, change or condition since December 31, 2013 that has had, or could reasonably be expected to have, a Company Material Adverse Effect (as defined below), (b) the execution and delivery of definitive documentation with respect to the Facility on the terms set forth in the Term Sheet, and (c) the conditions set forth or referred to in Exhibit B hereto. For purposes hereof, “Company Material Adverse Effect” means any change, effect, event, circumstance, condition, occurrence, state of facts or development that individually or in the aggregate, is materially adverse to the business, assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed (either alone or in combination) to constitute, and none of the following shall be taken into account in determining whether there has been, a Company Material Adverse Effect: (i) any adverse change attributable to the execution of the Acquisition Agreement, the disclosure or consummation of the transactions contemplated by the Acquisition Agreement, the taking of any action contemplated thereby or the identity of Holdings, other than with respect to any matters contemplated by Section 2.04(c) of the Acquisition Agreement, (ii) changes in, or effects arising from or relating to, general business or economic conditions affecting the industry in which the Company and its Subsidiaries operate, (iii) changes in, or effects arising from or relating to, national or international political or social conditions, (iv) changes in, or effects arising from or relating to, financial, banking, or securities markets, (v) changes in, or effects arising from or relating to changes in GAAP or Laws, (vi) changes or effects arising from or relating to any seasonal fluctuations in the business, (vii) any failure, in and of itself, of the Company and its Subsidiaries to achieve any projections, forecasts, estimates, plans, predictions, performance metrics or operating statistics (but the event, circumstance or change underlying such failures shall not be excluded), or (vi) any action or inaction by Holdings; provided, however, that any such adverse effect described in the preceding clauses (ii) through (vi) shall be excluded only to the extent that such adverse effect does not disproportionately adversely affect the Company and its Subsidiaries, taken as a whole, relative to other Persons engaged in the industries in which the Company and its Subsidiaries operate. Capitalized terms in the definition of Company Material Adverse Effect and not defined herein have the meanings assigned to them in the Acquisition Agreement. There shall be no conditions to closing and funding other than those expressly referred to in this Section 6.

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Notwithstanding anything in this Commitment Letter (including each of the exhibits hereto), the Fee Letters or the definitive documentation or any other agreement or undertaking related to the Facility to the contrary, (a) the only representations the accuracy of which shall be a condition to the availability of the Facility on the Closing Date shall be (i) such of the representations made by or on behalf of the Company and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you have (or an affiliate of yours has) the right to terminate (or decline to perform) your (or its) obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement (the “Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below) and (b) the terms of the definitive documentation for the Facility shall be in a form such that they do not impair the availability of the Facility on the Closing Date if the conditions set forth in this Section 6 are satisfied. For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Term Sheet relating to corporate existence, power and authority, due authorization, execution and delivery, in each case as they relate to the entering into and performance by the Borrower of the definitive documentation for the Facility, the enforceability of such documentation, Federal Reserve margin regulations, the PATRIOT Act, laws applicable to sanctioned persons, the Foreign Corrupt Practices Act, the Investment Company Act, no conflicts between the definitive documentation for the Facility and the organization documents of the Loan Parties, any agreement governing indebtedness of the Borrower in an aggregate principal amount greater than $50,000,000 (including the Amended and Restated Loan and Security Agreement, dated as of March 17, 2014, among the Borrower, Bank of America, N.A., as agent, and the other parties thereto (the “Existing Credit Agreement”), the Notes (if any) and the Existing Notes) or applicable material law, status of the Facility and the guarantees thereof as senior debt and solvency as of the Closing Date.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Loan Documents by the parties hereto in a manner consistent with this Commitment Letter, it being understood and agreed that the commitments provided hereunder and the funding of the Facility on the Closing Date are subject solely to the conditions precedent set forth in this Section 6 and in Exhibit B to this Commitment Letter. The parties hereto agree to use good faith efforts to negotiate and finalize the Loan Documents reasonably in advance of the anticipated Closing Date and (if requested by the Borrower) to execute the Loan Documents by the anticipated Closing Date.

7. Indemnification; Expenses.

You agree (a) to indemnify and hold harmless Credit Suisse and its officers, directors, employees, agents, advisors, representatives, controlling persons, members and successors and assigns (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letters, the Transactions, the Facility or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto (and regardless of whether such matter is initiated by a third party or by Holdings, the Company or any of their respective affiliates or

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equity holders), and to reimburse each such Indemnified Person promptly following written request therefor for any reasonable and documented out-of-pocket legal or other expenses incurred in connection with investigating or defending any of the foregoing (limited, in the case of legal fees and expenses, to one firm of primary counsel to such Indemnified Persons taken as a whole (and, in the case of any conflict of interest, one firm of additional counsel to each similarly affected group of Indemnified Persons, taken as a whole), one firm of special counsel for each applicable jurisdiction and one firm of local counsel in each applicable jurisdiction (and, in the case of any conflict of interest, one firm of additional local counsel to each similarly affected group of Indemnified Persons, taken as a whole)); provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or expenses to the extent (i) they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the bad faith, willful misconduct or gross negligence of such Indemnified Person or its controlled affiliates, controlling persons, directors, officers or employees, or, in the case of persons acting at such Indemnified Person’s direction, its advisors, agents or representatives (each, a “Related Person”), or such Indemnified Person’s or Related Party’s material breach of this Commitment Letter without the fault of you or your affiliates or (ii) they arise out of any dispute solely among Indemnified Persons (other than (x) claims against Credit Suisse in its capacity as administrative agent or lead arranger under the Facility and (y) claims arising out of any act or omission on the part of you or your affiliates), (b) to reimburse Credit Suisse from time to time, upon presentation of a summary statement, for all reasonable and documented out-of-pocket expenses (including, but not limited to, expenses of Credit Suisse’s due diligence investigation, consultants’ fees, syndication expenses, travel expenses and fees, and disbursements and other charges of counsel) (limited, in the case of legal fees and expenses, to one firm of primary counsel to such Indemnified Persons taken as a whole (and, in the case of any conflict of interest, one firm of additional counsel to each similarly affected group of Indemnified Persons, taken as a whole), one firm of special counsel for each applicable jurisdiction and one firm of local counsel in each applicable jurisdiction (and, in the case of any conflict of interest, one firm of additional local counsel to each similarly affected group of Indemnified Persons, taken as a whole)), incurred in connection with the Facility and the preparation and negotiation of this Commitment Letter, the Fee Letters, the definitive documentation for the Facility and any ancillary documents and security arrangements in connection therewith and (c) to reimburse Credit Suisse from time to time, upon presentation of a summary statement, for all reasonable and documented out-of-pocket expenses (including, but not limited to, consultants’ fees, travel expenses and fees, and disbursements and other charges of counsel (limited, in the case of legal fees and expenses, to one firm of primary counsel to such Indemnified Persons taken as a whole (and, in the case of any conflict of interest, one firm of additional counsel to each similarly affected group of Indemnified Persons, taken as a whole), one firm of special counsel for each applicable jurisdiction and one firm of local counsel in each applicable jurisdiction (and, in the case of any conflict of interest, one firm of additional local counsel to each similarly affected group of Indemnified Persons, taken as a whole)), incurred in connection with the enforcement of this Commitment Letter, the Fee Letters, the definitive documentation for the Facility and any ancillary documents and security agreements in connection therewith. You agree that, notwithstanding any other provision of this Commitment Letter, no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equity holders or creditors or any other person arising out of, related to or in connection with any aspect of the Transaction, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Person’s or its Related Party’s bad faith, gross negligence or willful misconduct or from such Indemnified Person’s or Related Party’s material breach of this Commitment Letter without the fault of you or your affiliates.

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8. Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.

You acknowledge that Credit Suisse may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein or otherwise; provided, that Credit Suisse shall not arrange or provide (or contemplate to arrange or provide) any form of acquisition financing to other potential purchasers of the Company at any time prior to the abandonment by you of your proposed acquisition of the Company or the termination of the Acquisition Agreement). Consistent with Credit Suisse’s policy to hold in confidence the affairs of its customers, Credit Suisse will not furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you to other companies. You also acknowledge that we do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us from other companies.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and Credit Suisse is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether Credit Suisse has advised or is advising you on other matters, (b) Credit Suisse, on the one hand, and you, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of Credit Suisse, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that Credit Suisse is engaged in a broad range of transactions that may involve interests that differ from your interests and that Credit Suisse has no obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship and (e) you waive, to the fullest extent permitted by law, any claims you may have against Credit Suisse for breach of fiduciary duty or alleged breach of fiduciary duty and agree that Credit Suisse shall have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your equity holders, employees or creditors. Additionally, you acknowledge and agree that Credit Suisse is not advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction (including, without limitation, with respect to any consents needed in connection with the transactions contemplated hereby). You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby (including, without limitation, with respect to any consents needed in connection therewith), and Credit Suisse shall have no responsibility or liability to you with respect thereto. Any review by Credit Suisse of Holdings, the Borrower, the Company, the Transactions, the other transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of Credit Suisse and shall not be on behalf of you or any of your affiliates.

You further acknowledge that Credit Suisse is a full-service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Credit Suisse may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of you, the Company and other companies with which you or the Company may have commercial or other relationships. With respect to any securities and/or financial instruments so held by Credit Suisse or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

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9. Assignments; Amendments; Governing Law, Etc.

This Commitment Letter shall not be assignable by you without the prior written consent of CS and CS Securities (and any attempted assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto (and Indemnified Persons), and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons). Notwithstanding anything to the contrary herein (including in Section 3 hereof), CS may, with your consent, assign its commitment hereunder to one or more prospective Lenders, provided that prior to funding of the Facility, CS shall not be released from any portion of its commitment hereunder so assigned (except assignments to Additional Committing Lenders pursuant to Section 2 above). Any and all obligations of, and services to be provided by, CS Securities or CS hereunder (including, without limitation, CS’s commitment) may be performed and any and all rights of CS Securities or CS hereunder may be exercised by or through any of their respective affiliates or branches and, in connection with such performance or exercise, CS Securities and CS may exchange with such affiliates or branches information concerning you and your affiliates that may be the subject of the transactions contemplated hereby and, to the extent so employed, such affiliates and branches shall be entitled to the benefits afforded to CS Securities and CS hereunder. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by CS Securities, CS and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter. You acknowledge that information and documents relating to the Facility may be transmitted through SyndTrak, IntraLinks, the Internet, e-mail or similar electronic transmission systems, and that Credit Suisse shall not be liable for any damages arising from the unauthorized use by others of information or documents transmitted in such manner. Notwithstanding anything in Section 12 to the contrary, Credit Suisse may place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or World Wide Web as it may choose, and circulate similar promotional materials, after the closing of the Transactions in the form of a “tombstone” or otherwise describing the names of you and your affiliates (or any of them), and the amount, type and closing date of such Transactions, all at Credit Suisse’s expense. This Commitment Letter and the Fee Letters supersede all prior understandings, whether written or oral, between us with respect to the Facility. Your obligations hereunder and under the Fee Letters shall be joint and several. THIS COMMITMENT LETTER AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS COMMITMENT LETTER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; PROVIDED, THAT, NOTWITHSTANDING THE PRECEDING SENTENCE AND THE GOVERNING LAW PROVISIONS OF THIS COMMITMENT LETTER AND THE FEE LETTERS, IT IS UNDERSTOOD AND AGREED THAT (A) THE INTERPRETATION OF THE DEFINITION OF “COMPANY MATERIAL ADVERSE EFFECT” (AND WHETHER OR NOT A COMPANY MATERIAL ADVERSE EFFECT HAS OCCURRED), (B) THE

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DETERMINATION OF THE ACCURACY OF ANY ACQUISITION AGREEMENT REPRESENTATION AND WHETHER AS A RESULT OF ANY INACCURACY THEREOF YOU HAVE (OR AN AFFILIATE OF YOURS HAS) THE RIGHT TO TERMINATE (OR DECLINE TO PERFORM) YOUR (OR ITS) OBLIGATIONS UNDER THE ACQUISITION AGREEMENT AND (C) THE DETERMINATION OF WHETHER THE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT AND, IN ANY CASE, CLAIMS OR DISPUTES ARISING OUT OF ANY SUCH INTERPRETATION OR DETERMINATION OR ANY ASPECT THEREOF, IN EACH CASE, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

10. Jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City, and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letters or the transactions contemplated hereby or thereby, and agrees that all claims in respect of any such suit, action or proceeding may be heard and determined only in such New York State court or, to the extent permitted by law, in such Federal court; provided that suit for the recognition or enforcement of any judgment obtained in any such New York State or Federal court may be brought in any other court of competent jurisdiction, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letters or the transactions contemplated hereby or thereby in any New York State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail addressed to you at the address above shall be effective service of process against you for any suit, action or proceeding brought in any such court.

11. Waiver of Jury Trial.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTERS OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

12. Confidentiality.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letters nor any of their terms or substance, nor the activities of Credit Suisse pursuant hereto, shall be disclosed, directly or indirectly, to any other person except (a) to your officers, directors, members, partners, employees, attorneys, accountants, agents and advisors on a confidential and need-to-know basis, (b) as required by applicable law or compulsory legal, regulatory or administrative process (in which case you agree, to the extent

Commitment Letter

10

permitted by applicable law, rule or regulation, to inform us promptly thereof prior to such disclosure), (c) you may disclose this Commitment Letter and the contents hereof (but not the Fee Letters or the contents thereof other than the existence thereof and the contents thereof as part of projections, pro forma information and a generic disclosure of aggregate sources and uses to the extent customary in marketing materials and other required filings) (i) to the Company and the Seller and their respective officers, directors, members, partners, stockholders, employees, attorneys, accountants, agents and advisors on a confidential and need-to-know basis and (ii) in any prospectus or other offering memorandum relating to the Notes, in any syndication or other marketing material relating to the Facility or in connection with any public filing requirement, (d) you may disclose the Fee Letters redacted in a manner reasonably satisfactory to Credit Suisse to the Company and the Seller and their respective officers, directors, members, partners, employees, attorneys, accountants, agents and advisors on a confidential and need-to-know basis, (e) to actual or potential Additional Committing Lenders on a confidential basis, (f) the Term Sheet may be disclosed on a confidential basis to actual or potential Lenders and to any rating agency in connection with the Transactions, the Facility and the Notes and (g) to the extent that such information becomes publicly available other than by reason of disclosure by you in violation of this paragraph.

We will treat as confidential all confidential information provided to us by or on behalf of you hereunder; provided that nothing herein shall prevent us from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, regulatory or administrative proceeding, or otherwise as required by applicable law or compulsory legal, regulatory or administrative process (in which case we agree, to the extent permitted by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure thereof), (b) upon the request or demand of any regulatory authority having jurisdiction over us, (c) to the extent that such information becomes publicly available other than by reason of disclosure by us in violation of this paragraph, (d) to our affiliates and to our and their respective employees, legal counsel, accountants, independent auditors, advisors and other experts or agents who are informed of the confidential nature of such information and on a need-to-know basis, (e) to actual or potential assignees, participants or derivative investors in the Facility who agree to be bound by the terms of this paragraph or substantially similar confidentiality provisions, (f) to the extent permitted by Section 9 or (g) for purposes of establishing a “due diligence” defense. This paragraph shall automatically terminate and be superseded by the confidentiality provisions in the definitive documentation for the Facility upon the execution and delivery of such documentation and in any event shall terminate on the first anniversary of the date hereof.

Notwithstanding anything herein to the contrary, any party to this Commitment Letter (and any employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Commitment Letter and the Fee Letters and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure, except that (i) tax treatment and tax structure shall not include the identity of any existing or future party (or any affiliate of such party) to this Commitment Letter or the Fee Letters and (ii) no party shall disclose any information relating to such tax treatment and tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws. For this purpose, the tax treatment of the transactions contemplated by this Commitment Letter and the Fee Letters is the purported or claimed U.S. Federal income tax treatment of such transactions and the tax structure of such transactions is any fact that may be relevant to understanding the purported or claimed U.S. Federal income tax treatment of such transactions.

Commitment Letter

11

13. Surviving Provisions.

The compensation, reimbursement, indemnification, confidentiality, syndication, jurisdiction, governing law and waiver of jury trial provisions contained herein and in the Fee Letters and the provisions of Section 8 of this Commitment Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and (other than in the case of the syndication provisions) notwithstanding the termination of this Commitment Letter or CS’s commitment hereunder and our agreements to perform the services described herein.

14. PATRIOT Act Notification.

Credit Suisse hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), Credit Suisse and each Lender is required to obtain, verify and record information that identifies the Borrower and each guarantor, which information includes the name, address, tax identification number and other information regarding the Borrower and each guarantor that will allow Credit Suisse or such Lender to identify the Borrower and each guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to Credit Suisse and each Lender. You hereby acknowledge and agree that Credit Suisse shall be permitted to share any or all such information with the Lenders.

15. Acceptance and Termination.

If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letters by returning to us executed counterparts hereof and of the Fee Letters not later than 5:00 p.m., New York City time, on July 25, 2014. CS’s offer hereunder, and our agreements to perform the services described herein, will expire automatically and without further action or notice and without further obligation to you at such time in the event that Credit Suisse has not received such executed counterparts in accordance with the immediately preceding sentence. This Commitment Letter will become a binding commitment on CS only after it has been duly executed and delivered by you in accordance with the first sentence of this Section 15. In the event that the Closing Date does not occur on or before 5:00 p.m., New York City time, on April 18, 2015 (or such earlier date on which the Acquisition Agreement terminates or either party thereto publicly announces its intention not to proceed with the Acquisition), then this Commitment Letter and CS’s commitment hereunder, and our agreements to perform the services described herein, shall automatically terminate without further action or notice and without further obligation to you unless Credit Suisse shall, in its discretion, agree in writing to an extension.

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12

Credit Suisse is pleased to have been given the opportunity to assist you in connection with the financing for the Acquisition.

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

By	/s/ Adam Forchheimer
Name: Adam Forchheimer
Title: Authorized Signatory

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By	/s/ Michael Spaight
Name: Michael Spaight
Title: Authorized Signatory

By	/s/ Whitney Gaston
Name: Whitney Gaston
Title: Authorized Signatory

Accepted and agreed to as of the date first above written:

AK STEEL HOLDING CORPORATION

By	/s/ Roger K. Newport
Name: Roger K. Newport
Title: SVP, Finance and CFO

AK STEEL CORPORATION

By	/s/ Roger K. Newport
Name: Roger K. Newport
Title: SVP, Finance and CFO

Commitment Letter

13

EXHIBIT A

CONFIDENTIAL

PROJECT 711

$730,000,000 Senior Unsecured Bridge Facility

Summary of Principal Terms and Conditions1

Borrower:	AK Steel Corporation, a Delaware corporation (the “Borrower”).

Agent:	Credit Suisse AG, acting through one or more of its branches or affiliates (“CS”), will act as sole administrative agent (in such capacity, the “Agent”) for a syndicate of banks, financial institutions and other institutional lenders (together with CS and the Additional Committing Lenders, the “Lenders”), and will perform the duties customarily associated with such role.

Bookrunner and Lead Arranger:	Credit Suisse Securities (USA) LLC will act as bookrunner and lead arranger for the Facility described below (collectively, in such capacities, the “Arranger”), and will perform the duties customarily associated with such roles.

Syndication Agent:	At the option of the Arranger, one financial institution identified by the Arranger and reasonably acceptable to the Borrower (in such capacity, the “Syndication Agent”).

Documentation Agent:	At the option of the Arranger, one financial institution identified by the Arranger and reasonably acceptable to the Borrower (in such capacity, the “Documentation Agent”).

Facility:	Senior unsecured bridge loans (the “Loans”) in an aggregate principal amount of $730,000,000 (the “Facility”) minus the sum of (a) Net Cash Proceeds (as defined below) received by the Borrower from the issuance of any Notes on or prior to the date of the funding of the Facility (the “Closing Date”) and (b) Net Cash Proceeds received by the Borrower in connection with the issuance of any Stock.

Purpose:	The proceeds of the Loans will be used by the Borrower on the Closing Date, together with cash on hand and the Net Cash Proceeds from the issuance of Notes (if any) and the issuance of Stock (if any), solely (a) to pay the purchase price of the Acquisition (the “Acquisition Consideration”) and (b) to pay the Transaction Costs.

[1]	All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this term sheet is attached.

Term Sheet

Availability:	The Facility must be drawn in a single drawing on the Closing Date. Amounts borrowed under the Facility that are repaid or prepaid may not be reborrowed.

Ranking:	The Loans will constitute senior indebtedness of the Borrower and will rank pari passu in right of payment with the Borrower’s other senior indebtedness, including the Existing Credit Agreement.

Guarantees:	All obligations of the Borrower under the Facility will be unconditionally guaranteed (the “Guarantees”) by AK Steel Holding Corporation (“Holdings”) and each wholly owned domestic restricted subsidiary of the Borrower, limited to any subsidiary that is a guarantor under the Existing Credit Agreement or the Existing Notes (such guarantors, together with the Borrower, collectively the “Loan Parties”). “Existing Notes” means the Borrower’s (i) 7.625% Senior Notes due 2020, (ii) 8.750% Senior Secured Notes due 2018, (iii) 8.375% Senior Notes due 2022 (the “2022 Notes”) and (iv) 5.00% Exchangeable Senior Notes due 2019.

Security:	None.

Interest Rates:	Interest for the first three-month period commencing on the Closing Date shall be equal to Adjusted LIBOR (as defined below) plus 675 basis points (the “Initial Margin”). Three months after the Closing Date and at the end of each three month period thereafter, the spread over Adjusted LIBOR shall be increased by 50 basis points (the Initial Margin plus each 50 basis point increase described above, the “Applicable Margin”). “Adjusted LIBOR” means the London interbank offered rate for U.S. dollars (for a three-month interest period), which will at all times include statutory reserves and shall be deemed to be not less than 1.00% per annum.

Notwithstanding anything to the contrary set forth above, at no time shall the per annum interest rate on the Loans, the Extended Term Loans (as defined below) or the Exchange Notes (as defined below) exceed the Total Cap (as defined in the Facility Fee Letter). Upon the occurrence of a Demand Failure Event (as defined in the Facility Fee Letter), the outstanding Loans will automatically and immediately accrue interest at the Total Cap and be subject to the call protection provisions of the Exchange Notes (and the Conversion Fee (as defined in the Facility Fee Letter) shall be immediately due and payable).

Term Sheet

Interest Payments:	Interest on the Loans will be payable in cash, quarterly in arrears. Calculation of interest shall be on the basis of the actual number of days elapsed over a 360-day year.

Default Rate:

At any time an event of default exists as a result of the Borrower’s failure to make any payment in respect of the Facility, such overdue amount shall bear interest at 2.0% per annum above the rate otherwise applicable thereto.

Notwithstanding anything to the contrary set forth herein, in no event shall any cap or limit on the yield or interest rate payable with respect to the Loans, Extended Term Loans or Exchange Notes affect the payment in cash of any default rate of interest in respect of any Loans, Extended Term Loans or Exchange Notes.

Conversion and Maturity:

On the first anniversary of the Closing Date (the “Conversion Date”), any Loan that has not been previously repaid in full will be automatically converted into a senior term loan (each an “Extended Term Loan”) due on the date that is seven years after the Closing Date (or, if earlier, 90 days prior to the maturity date of the 2022 Notes if any such notes are outstanding at that time) (the “Maturity Date”). At any time on or after the Conversion Date, at the option of the applicable Lender, the Extended Term Loans may be exchanged in whole or in part for senior exchange notes (the “Exchange Notes”) having an equal principal amount; provided that the Borrower may defer the first issuance of Exchange Notes until such time as the Borrower shall have received requests to issue at least $150 million in aggregate principal amount of Exchange Notes.

The Extended Term Loans will be governed by the provisions of the Loan Documents (as defined below) and will have the same terms as the Loans except as expressly set forth on Annex I hereto. The Exchange Notes will be issued pursuant to an indenture that will have the terms set forth on Annex II hereto.

Mandatory Prepayments and Commitment Reductions:	The Loans shall be prepaid with (and, prior to the Closing Date, the commitment under the Facility, pursuant to the Commitment Letter and the Loan Documents, shall be automatically and permanently reduced by), subject to certain exceptions to be agreed upon, (i) the Net Cash Proceeds from the issuance, offering or placement of any debt obligations (other than (i) any Clear Markets Permitted Debt (except to the extent the proceeds thereof are applied to pay the

Term Sheet

purchase price of the Acquisition or to pay the Transaction Costs) and (ii) other indebtedness in an aggregate principal amount not to exceed $50,000,000 (such indebtedness set forth in clauses (i) and (ii), collectively, the “Permitted Debt”)) or publicly offered equity securities by Holdings or any of its subsidiaries; provided that in the event that any Lender that committed to provide a portion of the Loans pursuant to the Commitment Letter (each, an “Initial Bridge Lender”) or any of its affiliates purchases debt securities from Holdings or its subsidiaries pursuant to a “securities offering” under the Facility Fee Letter at an issue price above the level at which such Initial Bridge Lender or affiliate has determined such debt securities can be resold at the time of such purchase by such Initial Bridge Lender or affiliate to a bona fide third party that is not a Lender under the Facility or an affiliate thereof or a participant in the Facility at such time (and notifies the Borrower thereof), the Net Cash Proceeds received by Holdings and its subsidiaries in respect of such debt securities may, at the option of such Initial Bridge Lender or affiliate, be applied first to prepay the Loans of such Initial Bridge Lender or affiliate (provided that if there is more than one such Initial Bridge Lender or affiliate then such Net Cash Proceeds will be applied pro rata to prepay the Loans of all such Initial Bridge Lenders or affiliates in proportion to such Initial Bridge Lenders’ or affiliates’ principal amount of debt securities purchased from Holdings or its subsidiaries) prior to being applied to prepay the Loans held by other Lenders; and (ii) the Net Cash Proceeds from any non-ordinary course asset sales by Holdings or any of its subsidiaries (including proceeds from the issuance of equity securities of Holdings and any of its subsidiaries), other than asset sales having Net Cash Proceeds up to $50,000,000 in the aggregate. The Borrower will also be required to offer to prepay the Loans following the occurrence of a Change of Control (to be defined) at 100% of the outstanding principal amount thereof (plus all accrued and unpaid interest thereon).

“Net Cash Proceeds” means:

(a) with respect to any asset sale, the aggregate amount of all cash (which term, for the purpose of this definition, shall include cash equivalents) proceeds (including any cash proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or otherwise, but only as and when received) actually received in respect of such asset sale, including property

Term Sheet

insurance or condemnation proceeds paid on account of any loss of any property or assets, net of (1) all reasonable attorneys’ fees, accountants’ fees, brokerage, consultant and other customary fees and commissions, title and recording tax expenses and other reasonable fees and expenses incurred in connection therewith, (2) all taxes paid or reasonably estimated to be payable as a result thereof, (3) all payments made, and all installment payments required to be made, with respect to any obligation (A) that is secured by any assets subject to such asset sale, in accordance with the terms of any lien upon such assets, or (B) that must by its terms, or in order to obtain a necessary consent to such asset sale, or by applicable law, be repaid (including pursuant to any mandatory prepayment or redemption requirement) out of the proceeds from such asset sale, (4) all distributions and other payments required to be made to minority interest holders in subsidiaries or joint ventures as a result of such asset sale, or to any other person (other than Holdings or any of its subsidiaries) owning a beneficial interest in the assets disposed of in such asset sale, and (5) the amount of any reserves established by Holdings or any of its subsidiaries in accordance with GAAP to fund purchase price or similar adjustments, indemnities or liabilities, contingent or otherwise, reasonably estimated to be payable in connection with such asset sale (provided that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), provided that such Net Cash Proceeds of asset sales shall not include insurance and condemnation proceeds to the extent reinvested (or committed to be reinvested) in other assets used or useful in the business of Holdings or any of its subsidiaries (including any investments and acquisitions) within 12 months of receipt of such proceeds or, if so committed within such period, reinvested within 6 months thereafter; and

(b) with respect to any equity issuance or debt incurrence, the aggregate amount of all cash proceeds actually received in respect of such equity issuance or debt incurrence, net of reasonable fees, expenses, costs, underwriting discounts and commissions incurred in connection therewith and net of taxes paid or reasonably estimated by the Borrower to be payable as a result thereof.

Voluntary Prepayments:	The Loans may be prepaid, in whole or in part, at par plus accrued and unpaid interest upon not less than 3 business days’ prior written notice, at the option of the Borrower at any time.

Term Sheet

Credit Documentation	The definitive documentation for the Facility (the “Loan Documents”) shall be substantially consistent with the Commitment Letter (including this Term Sheet), shall contain only those conditions, mandatory prepayments, representations, warranties, affirmative and negative covenants, events of default and other provisions expressly specified in the Commitment Letter (including all Exhibits and Annexes thereto), and shall otherwise be substantially consistent with the indentures for the Existing Notes (modified as appropriate for a bridge credit agreement format), subject to Section 4 of the Facility Fee Letter); provided that, the only conditions to the availability of the Facility on the Closing Date shall be those expressly set forth in Section 6 of the Commitment Letter and Exhibit B.

Representations and Warranties:	The Loan Documents will contain solely the following representations and warranties relating to Holdings, the Borrower and its subsidiaries (in each case, substantially consistent with the corresponding provisions of the Existing Credit Agreement): organization and qualification; power and authority; no conflicts; no consents; enforceability; capital structure; corporate names; locations; title to properties; financial statements; no material adverse change; surety obligations; taxes, brokers, intellectual property; governmental approvals; compliance with laws; compliance with environmental laws; burdensome contracts; litigation; no defaults; ERISA; trade relations; labor relations; Investment Company Act; non-regulated entity status; margin stock; sanctions; and complete disclosure; and also: the PATRIOT Act; the Foreign Corrupt Practices Act; status of the Facility and the guarantees thereof as senior debt and solvency as of the Closing Date.

Conditions Precedent to Borrowing:	The borrowing under the Facility will be subject solely to the conditions precedent set forth in Section 6 of the Commitment Letter and Exhibit B to the Commitment Letter.

Covenants:	The Loan Documents will contain covenants that are substantially consistent with the indentures for the Existing Notes, subject to Section 4 of the Facility Fee Letter, which in the case of negative covenants, will be incurrence-based covenants and in no event will contain any financial maintenance covenants; provided that prior to the Conversion Date, there will be debt, lien and restricted payments covenants applicable to the Loans that shall be more restrictive than those customary for publicly traded high-yield securities and those applicable to the Extended Term Loans and the Exchange Notes in a manner to be reasonably agreed.

Term Sheet

Events of Default:	Limited to the following (subject, where appropriate, to thresholds and grace periods to be agreed upon): nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross default with respect to payments at maturity and cross acceleration; bankruptcy; material judgments; or actual or asserted invalidity of Guarantees.

Unrestricted Subsidiaries:	The Loan Documents will contain provisions pursuant to which, subject to limitations to be agreed (including customary limitations on investments, loans, advances and guarantees) the Borrower will be permitted to designate any subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate such unrestricted subsidiary as a restricted subsidiary; provided that no unrestricted subsidiary designated as a restricted subsidiary may subsequently be designated as an unrestricted subsidiary; provided further that no unrestricted subsidiary shall be a restricted subsidiary under the Existing Credit Agreement, the Existing Notes or any other indebtedness. Unrestricted subsidiaries will not be subject to the affirmative or negative covenants or events of default and other provisions of the Loan Documents.

Voting:	Amendments and waivers of the Loan Documents will require the approval of Lenders holding more than 50% of the aggregate principal amount of the commitments or Loans, except that the consent of (a) each affected Lender shall be required with respect to (i) increases in the commitment of such Lender, (ii) reductions or forgiveness of principal, interest or fees payable to such Lender, (iii) extensions of the Conversion Date or final maturity of such Lender’s Loans or of the date for payment to such Lender of any interest or fees, (iv) changes that impose any additional restriction on such Lender’s ability to assign any of its rights or obligations and (b) each Lender shall be required with respect to (i) modifications to certain provisions requiring the pro rata treatment of Lenders, (ii) modification to voting requirements or percentages, and (iii) releases of all or substantially all of the value of the Guarantees.

Cost and Yield Protection:	Usual for facilities and transactions of this type, including customary tax gross-up provisions (including but not limited to provisions relating to Dodd-Frank and Basel III).

Term Sheet

Assignments and Participations:

Each Lender will be permitted to make assignments in minimum amounts to be agreed; provided, however, that, prior to the Conversion Date, so long as no payment or bankruptcy event of default or Demand Failure Event exists, the consent of the Borrower (not to be unreasonably withheld, delayed or conditioned) shall be required with respect to any assignment if, after giving effect thereto, the Arranger and its affiliates would hold, in the aggregate, less than a majority of the outstanding Loans or commitments with respect thereto.

The Lenders will be permitted to sell participations in Loans without restriction. Voting rights of participants shall be limited to matters in respect of (a) reductions or forgiveness of principal, interest or fees payable to such participant, (b) extensions of the Conversion Date or final maturity of, or date for payment of interest or fees on, the Loans in which such participant participates and (c) releases of all or substantially all of the value of the Guarantees.

Expenses and Indemnification:	The Borrower will indemnify the Arranger, the Agent, the Syndication Agent, the Documentation Agent, the Lenders, their respective affiliates, successors and assigns and the officers, directors, employees, agents, advisors, controlling persons and members of each of the foregoing (each, an “Indemnified Person”) and hold them harmless from and against all reasonable and documented out-of-pocket costs and expenses (including reasonable fees, disbursements and other charges of counsel (limited, in the case of legal fees and expenses, to one firm of primary counsel to such Indemnified Persons taken as a whole (and, in the case of any conflict of interest, one firm of additional counsel to each similarly affected group of Indemnified Persons, taken as a whole), one firm of special counsel for each applicable jurisdiction and one firm of local counsel in each applicable jurisdiction (and, in the case of any conflict of interest, one firm of additional local counsel to each similarly affected group of Indemnified Persons, taken as a whole)) and liabilities of such Indemnified Person arising out of or relating to any claim or any litigation or other proceeding (regardless of whether such Indemnified Person is a party thereto and regardless of whether such matter is initiated by a third party or by the Borrower, the Company or any of their respective affiliates or equity holders) that relates to the Transactions, including the financing contemplated

Term Sheet

hereby, the Acquisition or any transactions connected therewith; provided that no Indemnified Person will be indemnified for any cost, expense or liability to the extent (i) determined in the final, non-appealable judgment of a court of competent jurisdiction to have resulted from the bad faith, willful misconduct or gross negligence of such Indemnified Person or its controlled affiliates, controlling persons, directors, officers, employees or, in the case of persons acting at such Indemnified Person’s direction, its advisors, agents or representatives (each, a “Related Person”), or (ii) they arise out of any dispute solely among Indemnified Persons (other than (x) claims against the Agent or the Arranger in its capacity as such and (y) claims arising out of any act or omission on the part of any Loan Party or its affiliates). In addition, the Borrower shall pay (a) all reasonable and documented out-of-pocket expenses (including, without limitation, reasonable fees, disbursements and other charges of counsel (limited, in the case of legal fees and expenses, to one firm of primary counsel to such Indemnified Persons taken as a whole (and, in the case of any conflict of interest, one firm of additional counsel to each similarly affected group of Indemnified Persons, taken as a whole), one firm of special counsel for each applicable jurisdiction and one firm of local counsel in each applicable jurisdiction (and, in the case of any conflict of interest, one firm of additional local counsel to each similarly affected group of Indemnified Persons, taken as a whole)) of the Arranger, the Agent, the Syndication Agent and the Documentation Agent in connection with the syndication of the Facility, the preparation and administration of the definitive documentation and amendments, modifications and waivers thereto and (b) all reasonable and documented out-of-pocket expenses (including, without limitation, fees, disbursements and other charges of counsel (limited, in the case of legal fees and expenses, to one firm of primary counsel to such Indemnified Persons taken as a whole (and, in the case of any conflict of interest, one firm of additional counsel to each similarly affected group of Indemnified Persons, taken as a whole), one firm of special counsel for each applicable jurisdiction and one firm of local counsel in each applicable jurisdiction (and, in the case of any conflict of interest, one firm of additional local counsel to each similarly affected group of Indemnified Persons, taken as a whole)) of the Arranger, the Agent, the Syndication Agent, the Documentation Agent and the Lenders for enforcement costs and documentary taxes associated with the Facility.

Governing Law and Forum:	New York.

Counsel to the Agent and the Arranger:	Davis Polk & Wardwell LLP.

Term Sheet

ANNEX I

to Exhibit A

Extended Term Loans

Maturity:	The Extended Term Loans will mature on the date that is seven years after the Closing Date (or, if earlier, 90 days prior to the maturity date of the 2022 Notes if any such notes are outstanding at that time).

Interest Rate:	The Extended Term Loans will bear interest at an interest rate per annum equal to the Total Cap. Interest shall be payable on the last day of each fiscal quarter of the Borrower and on the Maturity Date, in each case payable in arrears and computed on the basis of a 360-day year.

Guarantees:	Same as the Loans.

Security:	None.

Covenants and Events of Default:	Upon and after the Conversion Date, the covenants, events of default and mandatory prepayments applicable to the Exchange Notes will also be applicable to the Extended Term Loans.

Term Sheet

ANNEX II

to Exhibit A

Exchange Notes

Issuer:	The Borrower, in its capacity as the issuer of the Exchange Notes (the “Issuer”).

Issue:	The Exchange Notes will be issued under an indenture capable of being qualified under the Trust Indenture Act of 1939, as amended.

Maturity:	The Exchange Notes will mature on the date that is seven years after the Closing Date (or, if earlier, 90 days prior to the maturity date of the 2022 Notes if any such notes are outstanding at that time).

Interest Rate:	The Exchange Notes will bear interest at a fixed rate equal to the Total Cap.

Optional Redemption:	The Exchange Notes will be non-callable until the third anniversary of the Closing Date (subject to customary “equity clawback” provisions). Thereafter, each Exchange Note will be callable at par plus accrued interest plus a premium equal to 50% of the coupon on such Exchange Note, which premium shall decline ratably on each yearly anniversary of the Closing Date to zero on the date that is one year prior to the maturity of the Exchange Notes.

Offer to Repurchase upon a Change of Control:	The Issuer will be required to offer to repurchase the Exchange Notes following the occurrence of a Change of Control (to be defined) at 101% of the outstanding principal amount thereof (plus all accrued and unpaid interest thereon).

Defeasance Provisions:	Consistent with the 2022 Notes.

Modification:	Consistent with the 2022 Notes.

Registration Rights:	The Issuer will (unless a Shelf Registration Statement (as defined below) covering such Exchange Notes is already effective and available) use commercially reasonable efforts to file within 60 days after the date of each issuance of Exchange Notes (each, an “Issue Date”), and will use commercially reasonable efforts to cause to become effective as soon thereafter as practicable, a shelf registration statement with respect to such Exchange Notes (a “Shelf Registration Statement”) and/or a registration statement relating to a Registered Exchange Offer (as defined below). If a Shelf Registration Statement is filed, the Issuer will keep

Term Sheet

such registration statement effective and available (subject to customary exceptions) until the later of two years after the issue of such Exchange Notes and the date it is no longer needed to permit unrestricted resales of Exchange Notes.

If within 120 days from an Issue Date, a Shelf Registration Statement for the applicable Exchange Notes has not been declared effective or the Issuer has not effected an exchange offer (a “Registered Exchange Offer”) whereby the Issuer has offered registered notes having terms identical to such Exchange Notes (the “Substitute Notes”) in exchange for all such Exchange Notes (it being understood that a Shelf Registration Statement is required to be made available in respect of Exchange Notes, the holders of which could not receive Substitute Notes through the Registered Exchange Offer that, in the opinion of counsel to the Lenders, would be freely saleable by such holders without registration or requirement for delivery of a current prospectus under the Securities Act of 1933, as amended (other than a prospectus delivery requirement imposed on a broker-dealer who is exchanging Exchange Notes acquired for its own account as a result of market making or other trading activities)), then the Issuer will pay liquidated damages of 0.50% per annum on the principal amount of Exchange Notes outstanding to holders thereof who are, or would be, unable to freely transfer Exchange Notes from and including the 121st day after such Issue Date (the “Default Registration Date”) to but excluding the earlier of the effective date of such Shelf Registration Statement or the date of consummation of such Registered Exchange Offer. Such liquidated damages shall increase by 0.50% per annum on the date that is 90 days after the Default Registration Date and each 90-day anniversary thereof, up to a maximum of 2.0% per annum. The Issuer will also pay such liquidated damages for any period of time (subject to customary exceptions) following the effectiveness of a Shelf Registration Statement that such Shelf Registration Statement is not available for resales thereunder. All accrued liquidated damages will be paid in arrears on each quarterly interest payment date.

Covenants:	Based on the 2022 Notes, subject to Section 4 of the Facility Fee Letter.

Events of Default:	Based on the 2022 Notes, subject to Section 4 of the Facility Fee Letter.

Term Sheet

A-II-2

EXHIBIT B

PROJECT 711

$730,000,000 Senior Unsecured Bridge Facility

Summary of Additional Conditions Precedent2

The borrowing under the Facility shall be subject to the following additional conditions precedent:

1. The Acquisition and the other Transactions shall be consummated substantially concurrently with the closing under the Facility on the terms and conditions described in the Acquisition Agreement (without any amendment, modification or waiver thereof by the Borrower or any consent thereunder by the Borrower which is materially adverse to the Lenders or the Arranger without the prior written consent of the Agent, such consent not to be unreasonably withheld, delayed or conditioned (it being understood and agreed that any (a) decrease in the Acquisition Consideration (except to the extent such reduction is applied dollar-for-dollar to reduce the Facility), (b) increase in the Acquisition Consideration (provided, that any increase in the Acquisition Consideration of up to 10% shall not be deemed to be materially adverse to the Lenders or the Arranger) or (c) amendment or waiver of any provision of the Acquisition Agreement of which the Arranger or the Lenders are specifically identified as third-party beneficiaries as of the date hereof, shall in each case be deemed to be a modification which is materially adverse to the Lenders). The Acquisition Agreement (including all schedules and exhibits thereto) shall be reasonably satisfactory to the Agent; provided that the Agent agrees that the Acquisition Agreement delivered to it on July 19, 2014 at 6:14 a.m. EDT and marked “EXECUTION VERSION” is satisfactory to it.

2. After giving effect to the Transactions and the other transactions contemplated hereby, Holdings and its subsidiaries shall have outstanding no indebtedness or preferred stock other than (a) the loans and other extensions of credit under the Existing Credit Agreement and the Existing Notes, (b) the Notes and/or the Loans, (c) other indebtedness existing on the date hereof and (d) any other Permitted Debt.

3. The Agent shall have received (a) U.S. GAAP audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Holdings and the Company for the 2011, 2012 and 2013 fiscal years (and, to the extent available, the related unaudited consolidating financial statements) and each subsequent fiscal year ended at least 90 days before the Closing Date and (b) U.S. GAAP unaudited consolidated and (to the extent available) consolidating balance sheets and related statements of income, stockholders’ equity and cash flows of Holdings and the Company for each subsequent fiscal quarter ended at least 45 days before the Closing Date; provided, that the filing of such financial statements on Form 10-K or Form 10-Q by Holdings shall satisfy the foregoing condition with respect to Holdings only.

4. The Agent shall have received a pro forma consolidated balance sheet and related pro forma consolidated statements of income and cash flows of Holdings as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period for which financial statements have been delivered pursuant to paragraph 3 above, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements).

[2]	All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Exhibit B is attached, including Exhibits A thereto.

Summary of Additional Conditions Precedent

5. The Agent shall have received a certificate from the chief financial officer (or other officer with reasonably equivalent duties) of Holdings, substantially in the form of Annex I to this Exhibit B, certifying that Holdings and its subsidiaries, on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby, are solvent. The Agent shall have received customary opinions of counsel to the Borrower and the Guarantors (which shall cover, among other things, authority, legality, validity, binding effect and enforceability of the documents for the Facility, and non-contravention consistent, with the Specified Representations) and customary corporate resolutions, good standing certificates, officer’s incumbency certificates and a borrowing notice.

6. (a) One or more investment banks satisfactory to Credit Suisse (collectively, the “Investment Bank”) shall have been engaged to publicly sell or privately place the Notes and Stock, and Credit Suisse and the Investment Bank each shall have received, (i) a complete printed preliminary offering document (an “Offering Document”) suitable (A) for use in a customary “high-yield road show”, in case of the Notes, and (B) for an equity offering, in case of the Stock, which contains all information (including all audited financial statements, all unaudited financial statements (which shall have been reviewed as provided in the procedures specified by the Public Company Accounting Oversight Board in AU 722) and all appropriate pro forma financial statements prepared in accordance with generally accepted accounting principles in the United States and prepared in accordance with Regulation S-X under the Securities Act of 1933, as amended), and all other data that the Securities and Exchange Commission would require in a registered offering of the Notes, the Stock, or, in each case, are customarily included in Offering Documents of such type, and (ii) a customary comfort letter (which shall also provide “negative assurance” comfort) that is customary in the context of a transaction where the most recent financial statements are not more than 135 days old) from the independent accountants for the Borrower and the Company (and any other accountant to the extent financial statements audited or reviewed by such accountants are or would be included in any Offering Document) and (b) the Investment Bank shall have been afforded a period of at least 10 consecutive business days following receipt of an Offering Document including the information described in clause (a) to seek to place the Notes and the Stock with qualified purchasers thereof (provided that such period shall either (i) be completed, and the Closing Date shall have occurred, on or prior to August 15, 2014, (ii) commence on or after September 2, 2014 and be completed, and the Closing Date shall have occurred, on or prior to November 21, 2014, (iii) commence on or after December 1, 2014 and be completed, and the Closing Date shall have occurred, on or prior to December 19, 2014 or (iv) commence on or after January 5, 2015).

7. To the extent requested at least ten (10) business days prior to the Closing Date, the Agent shall have received, at least five business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

8. All fees due to the Agents, the Arranger and the Lenders shall have been paid, and all expenses to be paid or reimbursed to the Agents and the Arranger, in each case that are required to be paid on or prior to the Closing Date pursuant to the terms of the Commitment Letter or the Fee Letters, that have been invoiced at least two business days prior to the Closing Date shall have been paid (which amounts may be offset against the proceeds of the Facility).

9. The Acquisition Agreement Representations and the Specified Representations shall be true and correct on the Closing Date.

Summary of Additional Conditions Precedent

2

ANNEX I TO

EXHIBIT B

FORM OF SOLVENCY CERTIFICATE

[•][•], 20[•]

This Solvency Certificate is being executed and delivered pursuant to Section [•] of that certain [•]1 (the “Credit Agreement”; the terms defined therein being used herein as therein defined).

I, [•], the [Chief Financial Officer/equivalent officer] of Holdings, in such capacity and not in an individual capacity, hereby certify as follows:

1.	I am generally familiar with the businesses and assets of Holdings and its subsidiaries, taken as a whole, and am duly authorized to execute this Solvency Certificate on behalf of Holdings pursuant to the Credit Agreement; and

2.	As of the date hereof and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transactions, that, (i) the sum of the debt (including contingent liabilities) of Holdings and its subsidiaries, taken as a whole, does not exceed the fair value of the present assets of Holdings and its subsidiaries, taken as a whole; (ii) the capital of Holdings and its subsidiaries, taken as a whole, is not unreasonably small in relation to the business of Holdings or its subsidiaries, taken as a whole, contemplated as of the date hereof; (iii) Holdings and the Borrower have assets with a present fair saleable value not less than the amount that will be required to pay their debts and other liabilities as they become absolute and matured; and (iv) Holdings and its subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debt as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

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[1]	Describe Credit Agreement.

Form of Solvency Certificate

ANNEX I TO

EXHIBIT B

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

By:
Name: [•]
Title: [Chief Financial Officer or equivalent officer]

Form of Solvency Certificate